EX10.2
FORM OF NON-STATUTORY STOCK OPTION AGREEMENT
(CEO and Senior Team)
THIS AGREEMENT is entered into and effective as of __________, 20__ (the “Date of Grant”), by and between Sleep Number Corporation (the “Company”) and          (the “Grantee”).
Unless defined in this Agreement, capitalized terms used in this Agreement shall have the meanings established in the Sleep Number Corporation 2020 Equity Incentive Plan (the “Plan”).
The Company has adopted the Plan, which authorizes the grant of Non-Statutory Stock Options to Employees. The Company desires to give the Grantee, an Employee, a proprietary interest in the Company and its Subsidiaries in recognition of the Grantee’s contributions and as an added incentive to advance the interests of the Company and its Subsidiaries by granting to the Grantee Non-Statutory Stock Options pursuant to the Plan.
Accordingly, the parties agree as follows:
1.    Terms of Grant of Options.
1.1    Type of Option. The Company hereby grants to the Grantee Non-Statutory Stock Options in the quantity and at the price listed below, subject to the vesting provisions and other terms and conditions of this Agreement (the “Options”).
1.2    Total Shares of Common Stock. The grant of Options gives the Grantee the right to purchase up to __________ shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).
1.3    Exercise Price of Option. The exercise price of the Options is $________ per share.
1.4    Vesting Schedule. The Options granted under this Agreement will become exercisable, or “vest,” in installments of one-third (1/3) of the total number of Options on each of the first three (3) anniversaries of the Date of Grant (the “Vesting Period”), subject to the Grantee remaining in continuous employment or service with the Company through each of such vesting dates during the Vesting Period; provided, however, that such restrictions (the “Restrictions”) will lapse and terminate prior to the end of the Vesting Period as set forth in Section 3 and Section 4 below (or as otherwise set forth in the Plan for any circumstance not contemplated by the terms of Section 3 and Section 4).
1.5    Expiration of Options. The Grantee’s right to exercise the Options will terminate as to all unexercised Options at 5:00 p.m., Central Time, on __________, 20__ (the “Expiration Date”), subject to earlier termination as described below or in the Plan.
1.6    Fractional Shares. The Grantee acknowledges that the Company will not issue or deliver fractional shares of Common Stock under this Agreement. All fractional shares will be rounded up to the nearest whole share.

2.    Non-Compete Agreement as Consideration. In consideration for the grant of Options contemplated by Section 1 of this Agreement, the Grantee agrees to execute and be bound by the terms of the Employee Inventions, Confidentiality, Non-Compete and Mutual Arbitration Agreement (the “Non-Compete Agreement”) attached hereto. Failure to execute the Non-Compete Agreement will cause the Options to automatically terminate and be forfeited without any further action.
3.    Death, Disability, or other Termination of Employment or Service. The vesting and termination provisions of the Options granted hereby will be impacted by the termination of the Grantee’s employment, depending on the reason for termination of the Grantee’s employment, as set forth below.
3.1    Death or Disability. In the event that the Grantee’s employment or service is terminated prior to the end of the Vesting Period due to the Grantee’s death or Disability, the Restrictions applicable to the Options will immediately lapse and terminate, and the Options will become immediately exercisable in full and will remain exercisable for up to two (2) years, but not beyond the Expiration Date.
3.2    Termination Due to Retirement.
(a)     In the event that the Grantee’s employment or other service with the Company and all Subsidiaries is terminated prior to the end of the Vesting Period by reason of the Grantee’s retirement at or beyond age fifty-five (55) and the Grantee has five (5) or more years of service with the Company prior to such retirement, then the Grantee will have one (1) year, but not beyond the Expiration Date, to exercise the sum of (i) Options that had vested (if any) through the effective retirement date according to Section 1.4, plus (ii) a pro rata portion of Options that vest, pursuant to this provision, based on the number of calendar days elapsed since the most recent anniversary of the Date of Grant as of the date of retirement, divided by the total number of calendar days in the Vesting Period (collectively, the “Pro Rata Options”). The remaining unvested Options will immediately terminate and be forfeited without notice of any kind.
For example, if the Grantee was granted 1,200 Options and retirement occurs 548 calendar days into the Vesting Period, assuming the Vesting Period contains 1,095 calendar days, the Grantee would have (i) 1,200/3 = 400 Options vested pursuant to Section 1.4, plus (ii) 1,200 x (183/1,095) = 201 Pro Rata Options.

(b)    In the event that the Grantee’s employment or other service with the Company and all Subsidiaries is terminated prior to the end of the Vesting Period by reason of the Grantee’s retirement prior to age fifty-five (55) or the Grantee has fewer than five (5) years of service with the Company prior to retirement, all rights of the Grantee under the Plan and this Agreement relating to all Options with respect to which the Restrictions have not lapsed will immediately terminate and be forfeited without notice of any kind.

(c)    In the event that the Grantee’s employment or other service with the Company and all Subsidiaries is terminated prior to the end of the Vesting Period by reason of the Grantee’s retirement at or beyond age sixty (60) and the Grantee has five

(5) or more years of service with the Company prior to retirement, the Grantee will become fully vested in, and have three (3) years, but not beyond the Expiration Date, to exercise all Options awarded pursuant to this Agreement if the following criteria are met: (i) the Grantee provides written notice of the Grantee’s intention to retire one (1) year before the Grantee’s actual retirement date, and (ii) the Grantee’s actual retirement date is at least one (1) year after the Date of Grant.
3.3    Voluntary Termination other than upon Retirement. If the Grantee voluntarily terminates his or her employment or service with the Company prior to the end of the Vesting Period (other than as set forth in Section 3.2(a) or Section 3.2(c)), any Options that have vested pursuant to Section 1.4 as of the date of the Grantee’s termination of employment or service will remain exercisable for up to three (3) months, but not beyond the Expiration Date, after the Grantee’s employment or service ends. The Options that have not vested as of the date of the Grantee’s termination of employment or service will immediately terminate and be forfeited without notice of any kind.
3.4    Termination by the Company other than for Cause or Adverse Action. If the Grantee’s employment or service is terminated by the Company prior to the end of the Vesting Period (other than for Cause or Adverse Action), Options that have already vested pursuant to Section 1.4 as of the date of the Grantee’s termination of employment or service will remain exercisable for up to three (3) months, but not beyond the Expiration Date, after the Grantee’s employment or service ends. The Options that have not vested as of the date of the Grantee’s termination of employment or service will immediately terminate and be forfeited without notice of any kind.
3.5    Termination by the Company for Cause or Adverse Action. If the Grantee’s employment or service is terminated by the Company or a Subsidiary prior to the end of the Vesting Period for Cause or Adverse Action, all of the Grantee’s rights under the Plan, this Agreement, and the Options granted hereby will immediately terminate and be forfeited without notice of any kind.
4.    Forfeiture, Clawback, or Recoupment. The Options are subject to the forfeiture and clawback provisions pursuant to the Plan. Additionally, the Grantee may be subject to the Company’s policy regarding clawback and forfeiture of certain compensation, as in effect at such time. In addition to the other rights set forth in the Plan belonging to the Committee, if it is determined by the Committee, acting in its sole discretion, that the Grantee has taken any action that would constitute Cause or Adverse Action or that is subject to any other or additional “clawback,” forfeiture, or recoupment policy adopted by the Company, either prior to or after the date of this Agreement, or that the Grantee has violated the Non-Compete Agreement, as set forth in Section 2, (i) all of the Grantee’s rights under the Plan and any agreements evidencing options granted under the Plan, including the Options evidenced by this Agreement, then held shall terminate upon the effectiveness of such Committee action without notice of any kind and will be forfeited; and (ii) the Committee, in its sole discretion, may require the Grantee to surrender and return, transfer, or assign to the Company all or any portion of the shares of Common Stock received, or to disgorge all or any profits or any other economic value (however defined by the Committee) made or realized by the Grantee or the Grantee’s affiliate, during the period beginning two (2) years prior to the Grantee’s termination of employment or service with the Company, in connection with any options granted under the Plan, including the Options, or any shares of Common Stock issued upon the exercise or vesting of any Non-Statutory Stock Options granted under the Plan, including the Options. This Section 4 shall not apply and shall automatically become void ab initio following a Change in Control.

5.    Notice. The Company is not required to give the Grantee notice of the termination of the Grantee’s Options.

6.    Exercise.
6.1    Manner of Exercise. An Option may be exercised by the Grantee in whole or in part from time to time, subject to the conditions contained in this Agreement and the Plan. The Options may be exercised by delivery in person, by facsimile or electronic transmission, or through the mail of written notice of exercise to the Company at its principal executive office in Minneapolis, Minnesota (or to the Company’s designee, as may be established from time to time by the Company and communicated to the Grantee), and by paying in full the total exercise price for the shares of Common Stock underlying the Options.
6.2    Payment of Exercise Price. The total purchase price of the shares of Common Stock to be purchased upon exercise of an Option will be paid in cash, including check, bank draft, or money order, unless otherwise determined by the Committee or as otherwise provided for in the Plan.
7.    Rights of the Grantee.
7.1    Limitations on Transfer. Except pursuant to testamentary will or the laws of descent and distribution, or as otherwise permitted by the Plan, prior to the exercise or vesting of Options, Options issued under the Plan will not be assignable or transferable by the Grantee or subjected to any lien, during the lifetime of the Grantee, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise. The Grantee may, however, designate a beneficiary, as provided for in the Plan.
7.2    Rights as a Shareholder. The Grantee will have no rights as a shareholder until the Grantee becomes the holder of record of shares of Common Stock issued upon the Grantee’s exercise of the Options. As soon as reasonably possible after the satisfaction of any conditions to the effective issuance of shares of Common Stock in settlement of the Options, the shares will be issued by the Company.
7.3    Shares Purchased. Following the Grantee’s exercise of the Grantee’s rights to purchase shares of Common Stock under this Agreement, the shares of Common Stock purchased by the Grantee will be freely tradable, subject to the Company’s policies and the Securities and Exchange Commission (“SEC”) rules regarding insider trading. Executive officers and members of the Board are required to comply with SEC Rule 144 and with the Company’s policies with respect to insider trading in connection with any sale of shares received upon the exercise of any stock options.

7.4    Employment or Service. Nothing in this Agreement will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or service of the Grantee at any time, nor confer upon the Grantee any right to continue in the employment or service with the Company or any Subsidiary at any particular position or rate of pay or for any particular period of time.
8.    Taxes.
8.1    Withholding Taxes. The Company is entitled to (i) withhold and deduct from future wages of the Grantee (or from other amounts that may be due and owing to the Grantee from the Company), or make other arrangements for the collection of all amounts the Company determines are legally required to satisfy any federal, state, or local withholding and employment-related tax requirements attributable to the exercise of the Options, or (ii) require the Grantee promptly to remit the amount of such withholding to the Company. In the event that the Company is unable to withhold such amounts, for whatever reason, the Grantee agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state, or local law.
8.2    Income Tax Implications. There may be income tax consequences resulting from the exercise of the Options and/or sale of the shares of Common Stock received upon the exercise of the Options. The Grantee is urged to consult with his or her individual tax advisor regarding any tax consequences relating to these transactions. The Company accepts no responsibility for the income tax implications of the transactions resulting from this Agreement, except as set forth in Section 8.1.
9.    Adjustments. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, or divestiture (including a spin-off), or any other change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the Grantee, will make appropriate adjustment (which determination will be conclusive) as to the number and kind of securities or other property (including cash) subject to this Agreement.
10.    Subject to Plan. The Options granted pursuant to this Agreement have been granted under the Plan and, except as otherwise expressly provided in this Agreement, are subject to all of the terms and conditions of the Plan. In addition, the Grantee, by execution hereof, acknowledges having received a copy of the Plan and acknowledges that the Company, or a third party vendor designated by the Company, may deliver to the Grantee any documents related to the Grantee’s participation in the Plan by electronic means, including through email, the Company’s website, and through the website of the third party vendor designated by the Company.  The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan. In the event that any provision of this Agreement is not authorized under the Plan, the terms of the Plan will prevail.
11.    Nature of Grant. By accepting the Options, the Grantee acknowledges, understands, and agrees that:

11.1    The grant of Options under this Agreement is made voluntarily by the Company under the Plan, which is established by and subject to the discretion of the Committee, and the Grantee’s participation in the Plan is voluntary.
11.2    The Options granted under this Agreement are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company.
11.3    The future value of the Options or Common Stock underlying the Options is uncertain and cannot be predicted. If the underlying shares of Common Stock do not increase in value, the Option will have no value.
11.4    Other than provided in the Plan or in this Agreement, the Options granted to the Grantee do not create any claim or entitlement to compensation or damages arising from forfeiture of the Options.
12.    Miscellaneous.
12.1    Binding Effect. This Agreement will be binding upon the heirs, executors, administrators, and successors of the parties to this Agreement.
12.2    Governing Law. This Agreement and all rights and obligations under this Agreement will be construed in accordance with the Plan and governed by the laws of the State of Minnesota, without regard to conflicts of laws provisions. Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and the parties to this Agreement consent to the exclusive jurisdiction of the court for this purpose.
12.3    Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties to this Agreement with respect to the grant and vesting of the Options and the administration of the Plan and supersede all prior agreements, arrangements, plans, and understandings relating to the grant and vesting of the Options and the administration of the Plan.
12.4    Amendment and Waiver. Other than as provided in the Plan, this Agreement may be amended, waived, modified, or canceled only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance.
12.5    Code Section 409A. Payments of amounts under this Agreement are intended to be exempt from the requirements of Code section 409A, and this Agreement shall in all respects be administered and construed to give effect to such intent.

The parties hereto have executed this Agreement effective the day and year first above written.
SLEEP NUMBER CORPORATION

    Shelly Ibach
    President and CEO

By execution of this Agreement,     GRANTEE
the Grantee acknowledges having
received a copy of the Plan.
    (Signature)

(Name and Address)

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